Exhibit 5.1

July 23, 2018 Sent by Courier Nutrien Ltd. Suite 500, 122 – 1st Avenue South Saskatoon, SK S7K 7G3

Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP

Royal Bank Plaza, South Tower, Suite 3800

200 Bay Street, P.O. Box 84

Toronto, Ontario M5J 2Z4 CANADA

F: +1 416.216.3930

nortonrosefulbright.com

Janne Duncan

+1 416.202.6715

janne.duncan@nortonrosefulbright.com

Our reference

Dear Sirs/Mesdames:

Nutrien Ltd. (Nutrien) Stock Option Plan

We act as counsel to Nutrien Ltd. (Nutrien). We are providing this opinion in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) to register under the Securities Act of 1933, as amended (the US Securities Act) an aggregate of up to 19,750,000 Common Shares (the Nutrien Shares) issuable pursuant to a new fixed maximum Stock Option Plan of Nutrien effective January 1, 2018 (the Stock Option Plan).

In connection with this opinion we have examined such corporate records of Nutrien and such other documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or true copies or photocopies. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

We are qualified to practice law in the Province of Ontario. The opinions hereinafter expressed are limited to the federal laws of Canada applicable therein.

Based and relying upon the foregoing we are of the opinion that the Nutrien Shares that are paid for and issued on the exercise of stock options in accordance with the terms of the Stock Option Plan shall be duly authorized, validly issued, fully-paid and non-assessable common shares of Nutrien.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the US Securities Act.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP